Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT BETWEEN
GULFPORT ENERGY CORPORATION AND ROSS KIRTLEY

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Ross Kirtley (“Employee”) and will be effective as of the lapse of the Revocation Period set forth in Section 1.10.2 hereof (the “Effective Date”).
RECITALS
WHEREAS, on August 5, 2016, the Company provided Employee with a written notice of his termination; and
WHEREAS, the Company desires to provide Employee with severance pay and to memorialize certain agreements between them, in each case on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.TERMINATION OF EMPLOYMENT
1.1    Termination. The parties acknowledge and agree that Employee’s employment with the Company terminated on August 5, 2016 (the “Termination Date”). The Company agrees to characterize Employee’s termination as “without cause” under Section 5.3 of the Employment Agreement between the parties, dated as of April 22, 2014 (the “Employment Agreement”). With the exception of Employee’s vested benefits, interests or rights in the Company’s 401(k) plan or other employee benefit plans in which Employee is a participant, if any, Employee acknowledges that, Employee has been paid all wages, compensation, benefits (including all earned and unused vacation days or paid time-off), less applicable tax withholding, and business expenses relating to Employee’s employment with the Company through Employee’s Termination Date.
1.2    Benefit Plans. The benefits received by Employee and Employee’s eligible dependents under the Company’s group health plan will cease as of the last day of the month during which the Termination Date occurs. Thereafter, pursuant to governing law and independent of this Agreement, Employee will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Employee timely applies for such coverage. Information regarding Employee’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Employee in a separate mailing.
1.3    Consideration for Release. In consideration of Employee executing (and not timely revoking) this Agreement, in full settlement of any compensation or benefits to which Employee otherwise could claim to be entitled under the Employment Agreement or otherwise, and in exchange for the promises, covenants, releases, and waivers set forth in this Agreement, the Company will provide the severance benefits described herein. Employee acknowledges that under Section 6.1.3 of the Employment Agreement he is not entitled to these severance benefits absent the Release of Claims in Section 1.6 of this Agreement, which is substantially in the form of the General Release attached as Exhibit A to the Employment Agreement.
1.3.1    Severance Payment. Employee will be entitled to a lump sum severance payment on the fourteenth (14th) day following the Effective Date in the amount of six hundred twenty-one thousand and seventy-five dollars ($621,075), representing 175% of Employee’s base salary in effect on the Termination Date, less applicable withholdings.
1.3.2    COBRA Payment. Starting on the first payroll date following the eighth (8th) day after Employee signs this Agreement, the Company shall pay Employee one thousand, one hundred ninety-four dollars and forty-four cents ($1,194.44) each month, less applicable taxes and deductions, for the lesser of eighteen (18) months, or until such time as Employee becomes eligible for group health plan benefits from another employer. Employee agrees to promptly inform the Company in writing within five (5) days if he becomes eligible to receive group health

Exhibit 10.1

coverage from another employer or ceases to receive COBRA continuation coverage under the Company’s group health plan.
1.3.3    Company Vehicle. The Company shall transfer ownership of the 2014 Jeep Grand Cherokee Overland 4x4 (VIN 1C4RJFCGXEC238766) (the “Vehicle”) to Employee. The Parties shall cooperate to effectuate the prompt transfer of the Vehicle’s title from the Company to Employee. Employee shall be responsible for obtaining insurance coverage for the Vehicle and all costs associated therewith as well as all other costs including, but not limited to, tax and registration fees associated with the transfer of ownership of the Vehicle. Employee shall not operate the Vehicle nor permit others to do so until the transfer of title is completed. The fair market value of the Vehicle is $25,000.00, which the parties acknowledge and agree will be treated as wages subject to withholding for income and employment tax purposes.
1.3.4    Company Stock. Employee shall vest, as of the Effective Date, in the 14,820 restricted stock units granted to him by the Company on March 10, 2016 (the “March 2016 Award”). All settlement dates for these restricted stock units shall be consistent with the March 2016 Award such that the restricted stock units are settled in four (4) substantially equal annual installments beginning March 10, 2017; provided, however, that in the event of a Change in Control (as defined in the March 2016 Award) all remaining settlement dates shall immediately accelerate and, at the time of such Change in Control, all remaining restricted stock units granted as part of the March 2016 Award shall be settled. In addition, the remaining 3,000 unvested shares of restricted stock included in that certain restricted stock award granted to Employee by the Company on August 27, 2013 shall immediately vest and settle on the Effective Date. All other restricted stock and restricted stock unit awards granted to Employee shall be forfeited and will terminate. All stock awards vesting under this Section 1.3.4 will be subject to applicable tax withholding as provided in Section 3.12.5.
1.4    Satisfaction of Liabilities. Employee acknowledges and agrees that the consideration provided in Section 1.3 above: (a) is in full discharge of any and all liabilities and obligations the Company or its subsidiaries have to Employee, monetarily or otherwise, with respect to Employee’s employment; and (b) exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled. Employee specifically acknowledges and agrees that the Company has paid to Employee all of the wages, commissions, overtime, premiums, vacation, sick pay, holiday pay, equity, phantom equity, carried interest, bonuses, deferred compensation, and other forms of compensation, benefits, and perquisites to which Employee was or may have been entitled, and that the Company and its subsidiaries do not owe Employee any other wages, commissions, overtime, premiums, vacation, sick pay, holiday pay, equity, phantom equity, carried interest, bonuses, deferred compensation, or other forms of compensation, benefits, perquisites, or payments of any kind or nature, other than as explicitly provided in this Agreement. For the avoidance of doubt, Employee’s eligibility and entitlement to any 401(k) matching contributions the Company provides to eligible participants attributable to Employee’s compensation earned through the Termination Date during the 2016 plan year will be determined pursuant to the terms of the Company’s 401(k) plan.
1.5    Return of the Company Property. Employee represents and warrants that, in compliance with Section 4 of the Employment Agreement, he has returned to the Company all property, proprietary materials, Confidential Information (as defined in the Employment Agreement), documents and computer media in any form (and all copies thereof) relating or belonging to any Releasee (as defined below) or any Releasee’s clients, customers, counterparties, suppliers, vendors, or investors (or potential clients, customers, counterparties, suppliers, vendors, or investors), including but not limited to all manuals; photographs; reports; spreadsheets; analyses; data; memoranda; correspondence; engineering studies, property surveys, processes, plans, devices, products, computer programs and other tangible and intangible property relating to the business of the Company; pricing information; supplier lists; vendor lists; plans; costs; software; equipment (including, but not limited to, computers and computer-related items, including all computer software, smartphones, and other devices); computer system and software passwords, access codes, and authorization codes; identification keys; the Company credit cards; and all other materials or other things in Employee’s possession, custody, or control which are the property of any of the Releasees.
1.6    Releases of All Claims. In exchange for the consideration provided to Employee pursuant to this Agreement, Employee, on behalf of Employee and all of Employee’s heirs, executors, administrators, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of

Exhibit 10.1

action, demands, suits, rights, costs, expenses, or damages of any kind or nature (collectively, “Claims”) that Employee or any of the other Releasors ever had, now have, or might have against the Company or any of its current, former, and future affiliates, subsidiaries, parents, and related companies (collectively with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current, former, and future divisions, shareholders, general partners, limited partners, directors, members, trustees, officers, employees, agents, attorneys, successors, and assigns (collectively, with the Company Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the Effective Date of this Agreement, whether such Claims are known to Employee or unknown to Employee, whether such Claims are accrued or contingent, including but not limited to any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Employee’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Employee may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Employee executes this Agreement (including, but not limited to, claims under the Employment Agreement); (c) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including without limitation (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, or any other federal, state or local law relating to employment or discrimination in employment, including the Oklahoma Anti-Discrimination Act, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including but not limited to Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, equity, phantom equity, carried interest, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Employee’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Employee does not release (A) any claims that arise after the Effective Date of this Agreement; (B) any claims for breach of this Agreement or to enforce the terms of this Agreement, should that ever be necessary; (C) any claims that cannot be waived or released as a matter of law; (D) any claims for benefits under any Company employee benefit plan, including the 401(k) plan; or (E) any rights under the Equity Plan. Employee specifically intends the release of Claims in this Section 1.6 to be the broadest possible release permitted by law.
1.7    No Claims Filed. Employee represents and warrants that Employee has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in this Agreement, Employee further agrees not to commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy shall prevent Employee from reporting suspected legal violations or filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or participating in any EEOC or other agency investigation; provided that Employee may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge.
1.8    Indemnification. Employee agrees to indemnify and hold harmless each and all of the Releasees from and against any and all direct and indirect losses, costs, damages, and/or expenses, including, but not limited to, attorneys’ and experts’ fees, costs, and disbursements incurred by the Releasees, or any of them, arising out of any breach by Employee of this Agreement, or out of the fact that any representation or warranty made by Employee in

Exhibit 10.1

this Agreement was false when made. Each of the Releasees is expressly intended to be a third party beneficiary of this Agreement and shall have authority to enforce this Agreement in accordance with its terms. The Company agrees to indemnify and hold harmless Employee from and against any and all direct and indirect losses, costs, damages, and/or expenses, including, but not limited to, attorneys’ and experts’ fees, costs, and disbursements incurred by Employee, arising out of any breach by the Company of this Agreement, or out of the fact that any representation or warranty made by the Company in this Agreement was false when made.
1.9    No Admission. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability, or of any wrongful acts whatsoever against Employee or any other person.
1.10    Age Discrimination Claims.
1.10.1    Employee understands that this Agreement includes a release covering all legal rights or claims, including those under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Worker Benefit Protection Act (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. Employee is not waiving or releasing any right or claim which Employee may have under the ADEA which arises after the date he signs this Agreement. No other promises or representations were made to Employee other than those set forth in this Agreement and the Employment Agreement.
1.10.2    Employee acknowledges that he is entitled to consider the terms of this Agreement for twenty-one (21) days before signing it. Employee further understands that this Agreement shall be null and void if he fails to execute this Agreement prior to expiration of the twenty-one (21) day period. To execute this Agreement, Employee must sign and date the Agreement below, and return a complete copy thereof to Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, Attn: Conny Hanson, Human Resources Manager. Should Employee execute this Agreement within the twenty-one (21) day period, Employee understands that he may revoke this Agreement within seven (7) days of the date he signs it (the “Revocation Period”). Employee may revoke his acceptance by notifying Conny Hanson, in writing, within seven (7) calendar days after he executes this Agreement, by hand delivery, e-mail (with “read” receipt), fax (with confirmation of delivery), or overnight courier, at the address noted above. If Employee revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the Company’s obligations under Section 1.3 above) automatically shall be null and void. If Employee does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Employee executes it.
1.11    Breach of Agreement. Should Employee materially breach this Agreement, then: (a) the Company shall have no further obligations to Employee under this Agreement or otherwise (including but not limited to the settlement of any unsettled restricted stock units included in the consideration set forth in Section 1.3 of this Agreement); (b) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory; and (c) all of Employee’s promises, covenants, representations, and warranties under this Agreement will remain in full force and effect.
2.    COVENANTS
2.1    Surviving Provisions. This Agreement replaces and supersedes all previous agreements between Employee and the Company, except that this Agreement does not replace, modify, or extinguish Employee’s continuing obligations under Section 4 of the Employment Agreement, including with respect to trade secrets, confidentiality, unfair competition, and patents and inventions, and Section 9 of the Employment Agreement, including with respect to non-competition and non-solicitation (collectively, the “Surviving Provisions”).
Employee is on notice that the Defend Trade Secrets Act of 2016 provides immunity from liability for confidential disclosure of a trade secret to the government or in a court filing provided the disclosure: (A) is made (i) in confidence to a Federal, State, or local governmental official, either directly or indirectly, or to an attorney and (ii)

Exhibit 10.1

solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
2.2    Agreement is Confidential. Employee acknowledges and agrees that this Agreement is Confidential and constitutes confidential information and shall not disclose any information concerning the terms of this Agreement to any person or entity without the prior written consent of the Company’s Chief Executive Officer. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy shall be read to prevent Employee from (a) sharing this Agreement or other information with Employee’s attorney; (b) reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee will not need the prior authorization of the Company to make any such reports or disclosures and Employee will not be required to notify the Company that he has made such reports or disclosures; (c) sharing information about this Agreement with Employee’s spouse, accountant, attorney or financial advisor so long as Employee ensures that such parties maintain the strict confidentiality of this Agreement; or (d) apprising any future or potential employer or other person or entity to which Employee provides services of Employee’s continuing obligations to the Company under this Agreement.
2.3    Cooperation; Third-Party Process. Employee agrees to provide reasonable assistance to and cooperation with the Company following the Termination Date in connection with any Company matters for which Employee had knowledge or responsibility while employed by the Company. If the Company is involved in any legal action or investigation, including but not limited to any internal investigation, after Employee’s Termination Date relating to events which occurred during Employee’s employment, Employee agrees to cooperate with the Company to the fullest extent possible, including cooperating in the preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents or providing information requested by the Company. The Company will reimburse Employee for reasonable pre-approved out-of-pocket expenses, including reasonable attorneys’ fees required by the Company’s request. Except as provided in Section 2.3 above, Employee agrees that, in the event he is served with a subpoena, document request, interrogatory, or any other legal process that will or may require Employee to disclose any confidential information following the Termination Date, Employee will immediately notify the Company’s corporate counsel of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, and shall thereafter cooperate with the Company in any lawful response to such subpoena, document request, interrogatory, or legal process as the Company may request without any further compensation to Employee; provided that, the Company will reimburse Employee for any reasonable, pre-approved out of pocket expenses, including reasonable attorneys’ fees Employee incurs in connection with such cooperation. The provisions of this Section 2.4 will survive following the expiration, suspension or termination, for any reason, of this Agreement.
2.4    Non-Disparagement. Employee agrees not to make, or cause any other person or entity to make, any disparaging statement, written or oral, to any person or entity (including individuals and private and public entities) regarding the Company or the Releasees. In addition, following the Termination Date, Employee will not, whether in private or in public, directly or indirectly, and in each case, as to the other: (a) make, publish, encourage, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage any Company Group Member, or any of the other Releasees, or place any Company Group Member or any other Releasee in a negative light, in any manner whatsoever; (b) comment upon or discuss any of the Releasees (whether disparagingly or otherwise) on any Media (as defined below); (c) make any statement, posting, or other communication (including on or through any Media) that purports to be on behalf of any Company Group Member, or which a third party may perceive (i) has been authorized, approved, or endorsed by a Company Group Member or (ii) reflects the views of any Company Group Member; (d) share, post, transmit, or upload any material related to any of the Releasees (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; (e) utilize any Company Group Member’s logo, graphics, trade names, or trademarks on any Media or for any other purpose; (f) provide any Company Group Member’s promotional material to any Media outlet; or (g) aid, assist, or direct any other person or entity to do any of the foregoing. “Media” shall include any and all media sources, outlets, and forums, including but not limited to any reporters, bloggers, weblogs, websites (including but not limited to Facebook, MySpace, Twitter, LinkedIn, Instagram, Google+,

Exhibit 10.1

Foursquare, PeekYou, MyLife, Glassdoor, and the like), chat rooms, newspapers, magazines, periodicals, journals, television stations or productions, radio stations, news organizations, news outlets, “apps,” or publications, or any movie, book, or theatrical production,or any statement in any public forum (i.e., lectures, to the media, in published articles, to analysts, or in comparable public forums), whether defamatory or not, to any person or entity regarding the Company’s management, legal or regulatory compliance, financial, personnel, marketing, bidding, investment, purchasing or customer service practices or procedures, or regarding whether the Company or any officer, director or shareholder thereof is acting or has acted in compliance with any federal, state or local law, regulation or ordinance. Employee may, however, disclose to any party, including without limitation potential employers the fact that he was an employee of the Company and the dates of his tenure and a general description of the duties and responsibilities. For avoidance of doubt, nothing in this Section 2.4 shall be construed in a manner that would violate any law. The provisions of this Section 2.4 will survive following the expiration, suspension or termination, for any reason, of this Agreement.
2.5    Future Employment with Company or Affiliates. Employee agrees that he is not eligible for re-hire by the Company and shall not, directly or indirectly, seek to become employed by the Company or any of its subsidiaries. Employee further agrees that he shall not, directly or indirectly, become employed by Mammoth Energy Services, Inc. or any of its subsidiaries until the later of (i) October 1, 2018 or (ii) the Company no longer owns at least five percent (5%) of the outstanding common stock of Mammoth Energy Services, Inc.
2.6    Remedies. Employee and Company agree that any breach of the terms of this Section 2 would result in irreparable injury and damage to the other for which there would be no adequate remedy at law. They therefore also agree that in the event of said breach or any threat of breach, the other of them will be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the other and/or any and all persons and/or entities acting for and/or with the other, without having to prove damages, in addition to any other remedies to which they may be entitled at law or in equity, subject to the proviso set forth in the next sentence. The terms of this Section 2.6 will not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages. Employee and the Company further agree that the provisions of the covenants are reasonable and reasonably calculated to protect from disclosure the trade secrets and proprietary information of the Company. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable or unenforceable, either in period of time, scope, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
2.7    Survival. The provisions of this Section 2 will survive any expiration, suspension or termination, for any reason, of this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 2.
3.    MISCELLANEOUS
3.1    Dispute Resolution. Any dispute arising between Employee, on the one hand, and any of the Releasees, on the other hand, including both Claims brought by Employee and any Claims brought against Employee, whether arising under this Agreement, under any statute, regulation, or ordinance, or otherwise, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Oklahoma City, Oklahoma, and the arbitrator will apply Oklahoma law, including federal law as applied in Oklahoma courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be a partner at a law firm in Oklahoma City, Oklahoma or Dallas Texas with substantial experience in the oil and gas production and exploration industry. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in Oklahoma City, Oklahoma. The arbitration shall be conducted on a strictly confidential basis, and Employee shall not disclose the existence of any claim or defense, the nature of any claim or defense, any documents, exhibits, or information exchanged or presented in connection with any claim or defense, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Employee’s legal counsel, who Employee shall ensure complies with all of the confidentiality terms of this Agreement.

Exhibit 10.1

In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in Oklahoma City, Oklahoma and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all confidential information (and documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
3.2    Controlling Law. This Agreement is to be governed and controlled by the laws of the State of Oklahoma, without regard to its rules of conflicts of law, except to the extent preempted by federal law. Venue for any judicial, administrative, arbitration, mediation or other alternative dispute resolution proceeding will be Oklahoma City, Oklahoma.
3.3    Succession and Assignment. This Agreement will inure to the benefit of and will be binding upon the Company, its successors and assigns. The obligations and duties of Employee herein will be personal and not assignable.
3.4    Notices. Any notice to be given under this Agreement must be in writing and will be deemed to have been given when delivered personally to the other party, or when mailed by Certified Mail, Return Receipt Requested, or telecopy, to the party to whom the notice is to be given. All notices will be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices at the following addresses:
If to the Company:

Gulfport Energy Corporation
14313 North May Avenue, Suite 100
Oklahoma City, Oklahoma 73134
Attn: Conny Hanson, Human Resources Manager

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, NW
Washington, DC 20036-1564
Attn: Elizabeth Cyr Worrell

If to Employee:

Ross Kirtley
10501 Crystal Creek Drive
Mustang, OK 73064

3.5    Publicity. Any publicity, advertisement or press release regarding the Company will be under the sole discretion and control of the Company, and no contact or discussions by Employee regarding the Agreement with the public press or media representatives may be had without the prior written consent of the Company.
3.6    Extent of Agreement. This Agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties, except for the Surviving Provisions and as otherwise expressly provided herein, and can be modified only in a written agreement signed by Employee, on the one hand, and the Company’s Chief Executive Officer, on the other hand. Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement. This Agreement shall be deemed to have been made in Oklahoma City,

Exhibit 10.1

Oklahoma, and shall be interpreted, construed, and enforced pursuant to the laws of the State of Oklahoma, without giving effect to Oklahoma’s conflict or choice of law principles.
3.7    Waiver. The waiver of the breach of any term or of any condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
3.8    Attorneys’ Fees in Action on Contract. If any dispute or proceeding occurs between Employee and the Company, which arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the trier of fact hearing the matter will, in his sole discretion, determine the prevailing party in such proceeding and, in addition to any other judgment or award, may, in his sole discretion, award such prevailing party such sums as he determines to be reasonable as and for the prevailing party’s attorneys’ fees and disbursements, including expert witness fees.
3.9    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.
3.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile, “pdf,” or in another true and accurate photo-static form shall be deemed effective for all purposes.
3.11    Advice of Counsel. Employee acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained such advice of independent legal counsel.
3.12    Certain Tax Matters.
3.12.1    Deferred Compensation Exceptions. Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and the exception from Section 409A provided under Treas. Reg. § 1.409A-1(b)(9)(iii) for involuntary separation pay. Designated payment dates provided for in this Agreement are deemed to incorporate the grace periods provided by Treas. Reg. Section 1.409A-3(d), and the Employee will not be permitted, directly or indirectly, to designate the taxable year of any payment. The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) or that is eligible for the involuntary separation pay exception will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.
3.12.2    Separate Payments and Payment Timing. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), will be treated as separate payments. Employee will not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).

Exhibit 10.1

3.12.3    General 409A Provisions. If for any reason, the short-term deferral exception or the involuntary separation pay exception is inapplicable, payments and benefits payable to Employee under this Agreement are intended to comply with the requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A). The Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Employee will, in all cases, be liable for any taxes due as a result of this Agreement. Neither the Company nor any of its subsidiaries will have any obligation to indemnify or otherwise hold Employee harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Employee acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
(a)    If Employee or the Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.
(b)    All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of the Company.
(c)    All references in this Agreement to termination of this Agreement or termination of services or termination mean Employee’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.
(d)    All reimbursements and in-kind benefits provided under this agreement that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including that (i) in no event will reimbursements by the Company under this agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Employee submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (ii) Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.
3.12.4    Specified Employee Status. If Employee is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to Employee during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Employee’s separation from service, or (ii) the date of Employee’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 3.12.4 will be paid to Employee (or Employee’s estate, in the event of Employee’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement.

Exhibit 10.1

3.12.5    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement (including, without limitation, any Exhibit hereto) any taxes that are required to be withheld pursuant to any applicable law or regulation.
3.13    BY SIGNING BELOW, EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EMPLOYEE TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year opposite their respective signatures.

THE COMPANY:

Gulfport Energy Corporation

Date: November 2, 2016	/s/ Michael G. Moore
Michael G. Moore
Chief Executive Officer and President

EMPLOYEE:

Date: November 2, 2016	/s/ J. Ross Kirtley
Ross Kirtley, in his individual capacity